EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC. REPORTS
RECORD SECOND QUARTER 2005 REVENUE
AND EARNINGS WITH EPS UP 22.2%

          Rockford, Michigan, July 13, 2005 - Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and net earnings for its second quarter of 2005, making this the fourteenth consecutive record quarter of both revenue and net earnings for the Company.

          Second quarter 2005 revenue totaled $215.7 million, an 8.5 percent increase over second quarter 2004 revenue of $198.8 million. Earnings per share for the second quarter of 2005 were $0.22 compared to the $0.18 reported for the second quarter of 2004, an increase of 22.2 percent.

          For the first half of 2005, revenue reached $460.9 million, an 8.8 percent gain over the $423.6 million reported for the first half of 2004. Earnings per share for the first half of 2005 grew to $0.49 per share up 28.9 percent from $0.38 per share for the same period of 2004.

          "Our strong performance in the second quarter of 2005 was highlighted by the Outdoor Group, with Merrell leading the way among our portfolio of brands," stated Timothy J. O'Donovan, the Company's Chairman and CEO. "Demand for the Company's spring product offerings was significant, as evidenced by the performance of our brands at retail and an increase in at-once orders in the quarter. Of our four branded operating groups, the Heritage Group, the Hush Puppies Company and the Outdoor Group all experienced double-digit revenue and earnings increases. The Wolverine Footwear Group did not experience a revenue increase due to the impact of the planned reduction in Bates military shipments.

          "We are pleased with our continued growth in international markets, particularly Europe, where our branded wholesale business experienced a second quarter revenue increase of 39 percent. Our European CAT, Hush Puppies, Merrell and Sebago businesses all made significant contributions to the increase. Investments in our European infrastructure, brand-building initiatives and service capabilities are delivering a significant payoff as the business continues to expand.

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2Q 2005	page 2

          "The first half of 2005 was driven by strong consumer response to innovative product offerings including Merrell Continuum, Wolverine MultiShox, CAT iTech and Hush Puppies sport fashion product. Our unique, market-right product paired with our powerful global brands continues to position the Company for further growth and progress toward its goal of becoming the world's premier footwear company in the markets we serve."

          Stephen L. Gulis Jr., the Company's CFO, reported, "During the second quarter of 2005, the Company continued to realize significant gross margin improvement. Gross margin grew to 39.2 percent, a 120 basis point increase over the second quarter of 2004. The positive impact of foreign currency exchange on product costs and a stronger mix of higher-margin goods contributed to the increase. A portion of these improvements was offset by slightly increased product costs from domestic and sourced operations.

          "Our balance sheet remains strong, as the Company ended the quarter with a cash balance in excess of $74 million. Interest-bearing debt of $43.9 million reflects a $16.0 million reduction when compared to the second quarter of 2004. Additionally, working capital increases were at levels which supported the revenue increase."

          O'Donovan concluded, "We ended the second quarter of 2005 with our order backlog up approximately 12 percent which reflects strong retailer demand across our brands. We expect this backlog to assist us in reaching our previously stated 2005 annual estimates of revenue ranging from $1.045-$1.065 billion and earnings per share ranging from $1.22-$1.27 per share. These estimates do not include any impact from the potential repatriation of foreign earnings under the American Jobs Creation Act of 2004 which the Company is currently evaluating."

          The Company will host a conference call at 10:00 a.m. EDT today to discuss these results and current business trends. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "Investors" in the navigation bar, and then click "Webcast" from the top navigation bar of the "Investors" page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free on the Wolverine World Wide website. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through July 27, 2005.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company is also the exclusive footwear licensee of popular brands including CAT®, Harley-Davidson®, Patagonia® and Stanley®. The Company's products are carried by leading retailers in the U.S. and globally in over 140 countries. For additional information, please visit our website, www.wolverineworldwide.com.

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2Q 2005	page 3

          This press release contains forward-looking statements, including those relating to 2005 sales and earnings, order backlog and consumer demand. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in consumer preferences or spending patterns; cancellation of orders for future delivery; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies, including the Chinese Yuan, and the relative value to the U.S. Dollar; integration and operations of newly acquired and licensed businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; changes in duty structures in countries of import and export including anti-dumping duties in Europe; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($000's, except share and per share data)

	12 Weeks Ended		24 Weeks Ended
	June 18,	June 19,	June 18,	June 19,
	2005	2004	2005	2004
Revenue	$215,706	$198,774	$460,880	$423,645
Cost of products sold	131,252	123,260	280,021	262,690
Gross profit	84,454	75,514	180,859	160,955

Selling and administrative expenses	64,243	58,316	136,398	124,653
Operating profit	20,211	17,198	44,461	36,302

Interest expense	481	891	1,000	1,828
Other expense (income)	120	175	(14)	247
	601	1,066	986	2,075
Earnings before income taxes
and minority interest	19,610	16,132	43,475	34,227
Income taxes	6,353	5,181	14,086	10,959

Earnings before minority interest	13,257	10,951	29,389	23,268
Minority interest	-	(34)	-	(16)

Net earnings	$13,257	$10,985	$29,389	$23,284

Diluted earnings per share	$.22	$.18	$.49	$.38

CONDENSED BALANCE SHEETS
(Unaudited)
($000's)

	June 18,	June 19,
	2005	2004
ASSETS:
Cash & cash equivalents	$74,779	$63,560
Receivables	157,252	140,907
Inventories	190,059	173,704
Other current assets	15,279	27,610
Total current assets	437,369	405,781
Plant & equipment, net	92,586	95,576
Other assets	114,930	113,422
Total Assets	$644,885	$614,779
LIABILITIES & EQUITY:
Notes payable	$1,000	$1,000
Current maturities on long-term debt	10,735	15,020
Accounts payable and other accrued liabilities	101,868	86,506
Total current liabilities	113,603	102,526
Long-term debt	32,159	43,895
Other non-current liabilities and minority interest	37,098	35,236
Stockholders' equity	462,025	433,122
Total Liabilities & Equity	$644,885	$614,779